[*] FIXED PRICE REPAIR AGREEMENT
BY AND BETWEEN
WILLIS LEASE FINANCE CORPORATION
AND
INTERNATIONAL AERO ENGINES, LLC
DATED AS OF DECEMBER 3, 2020

This document contains proprietary information of International Aero Engines, LLC ("IAE"). IAE offers the information contained in this document on the condition that you not disclose or reproduce the information to or for the benefit of any third party without IAE's written consent. Neither receipt nor possession of this document, from any source, constitutes IAE's permission. Possessing, using, copying or disclosing this document to or for the benefit of any third party without IAE's written consent may result in criminal and/or civil liability.
This document does not contain any export regulated technical data.
NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Willis [*] FPA (2020-NOV-24) Final
LC

TABLE OF CONTENTS

1. PERIOD OF COVER AND SCOPE	4
2. EXCLUSIVITY	4
3. MINIMUM SHOP VISIT COMMITMENT	4
4. FPA SERVICES	5
5. FIXED PRICE, RATES, AND ESCALATION	6
6. LLP COMMITMENT AND LIFE ASSURANCE PLAN	8
7. OPERATING CONDITIONS	9
8. FPA SHOP VISIT COVERAGE	9
9. EXCESS WORK	12
10. OBLIGATIONS OF WILLIS	14
11. PARTIES' RESPONSIBILITY	17
12. WARRANTY BENEFITS AND REMEDIES	18
13. TURNAROUND TIME (“TAT”)	19
14. TRANSPORTATION	19
15. PAYMENT	20
16. DUPLICATE BENEFITS	22
17. TERMINATION	22
18. TERMS AND CONDITIONS	23
19. ENTIRE AGREEMENT	24
20. COMMUNICATION AND NOTICES	24
21. ACCEPTANCE	24

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Willis [*] FPA (2020-NOV-24) Final                                    Page 2

List of Attachments
Attachment 1        Definitions
Attachment 2        Eligible Engines
Attachment 3        LLP [*]
Attachment 4        FPA Escalation Formula
Attachment 5        [*] Fixed Price Labor Table
Attachment 6        [*] Engine Model Specification
Attachment 7        Addresses
Attachment 8        Excess Work
Attachment 9        FPA Shop Visit Workscopes and Fixed Prices and Fixed Price
Workscope Determination
Attachment 10        Terms and Conditions of Sale of Goods and Services
Attachment 11        Accessories Covered By Fixed Price Workscope Tables
Attachment 12        Service Bulletin List
Attachment 13        Willis Affiliates
Attachment 14        Life Limited Parts - Shops Requirements for Replaced Parts

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Willis [*] FPA (2020-NOV-24) Final                                    Page 3

[*] Fixed Price Repair Agreement
This Fixed Price Repair Agreement dated as of December 3, 2020 (this “Agreement”) is entered into by and between Willis Lease Finance Corporation, a corporation organized and existing under the laws of Delaware, with a place of business at 4700 Lyons Technology Parkway, Coconut Creek, Florida 33073, (“Willis”) and International Aero Engines, LLC, a limited liability company organized and existing under the laws of Delaware, which has an office located at 400 Main Street, East Hartford, Connecticut  06118 (“IAE”). Each a “Party” and together the “Parties”. Capitalized terms used, but not otherwise defined in this Agreement will have the meanings set forth in Attachment 1.
WHEREAS:
Willis and IAE desire to establish fixed price repair coverage for the [*] Engines identified in Attachment 2.
NOW THEREFORE IT IS AGREED AS FOLLOWS:
1.PERIOD OF COVER AND SCOPE
The period of cover for an Eligible Engine under this Agreement shall commence upon the date of execution of this Agreement and shall continue until each Eligible Engine has completed [*] (the “Period of Cover”). [*]
2.EXCLUSIVITY
Willis shall exclusively utilize IAE (including the IAE Network) for all of its [*] for the duration of Period of Cover, including, without limitation, [*] IAE shall consult with Willis in good faith regarding which maintenance center in the IAE Network will perform the Shop Visit for an Eligible Engine. [*]
3.MINIMUM SHOP VISIT COMMITMENT
3.1    The fixed pricing contained herein is conditioned upon each Eligible Engine completing [*]. In the event that the parties mutually agree that an Eligible Engine’s [*] naturally falls beyond [*] of the execution of this Agreement, this Agreement will be extended to cover the completion of that [*] and consequentially any terms related to [*] shall be extended for a mutually agreed period of time.

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3.2    BER Prior to [*]:
In the event an Eligible Engine is damaged Beyond Economic Repair or has suffered a Total Loss (a “BER Engine”) prior to its [*], [*] and neither party shall have any further obligations with respect to the BER Engine under this Agreement. From and after such date, such BER Engine will cease to be an “Eligible Engine” for purposes of this Agreement.
3.3    BER After [*]:
In the event that following [*] and prior to completion of [*], an Eligible Engine is deemed a BER Engine loss, then Willis may [*]. The Parties agree that they will negotiate in good faith to identify a [*] based on mutually agreeable terms.
Upon the [*] by Willis, the [*] shall immediately become an "Eligible Engine" under this Agreement, and the BER Engine will cease to be an "Eligible Engine" for purposes of this Agreement.
[*]
4.FPA Services
4.1    IAE shall provide to Willis the following repair service coverage during the Period of Cover for each Eligible Engine, unless otherwise stated below:
4.1.1    Eligible Engine Shop Visit coverage in accordance with the terms of Articles 5, 7 and 8 below;
4.1.2    LLP [*] in accordance with the terms of Article 6; and
4.1.3    Excess Work as required in accordance with the terms of Article 9;
4.2    IAE will assign an FPA Manager to work with Willis pursuant to the terms of this Agreement. In addition to its other responsibilities set forth herein, the FPA Manager shall work with Willis in connection with the scheduling of all Shop Visits and meet with Willis on a regular basis to discuss the performance of the maintenance services provided hereunder.

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5.FIXED PRICE, RATES, AND ESCALATION
5.1    IAE shall provide exclusive off-wing FPA Shop Visit maintenance for the Eligible Engines in accordance with the Workscopes set forth in Attachment 9 and for the fixed prices also set forth in Attachment 9 (the “Fixed Prices”).
5.1.1    Attachment 9 provides “minimum baseline workscopes” for each Eligible Engine’s [*] and [*] (“Minimum Baseline Workscope”) and the Fixed Prices for such Minimum Baseline Workscopes.
a.[*]: As set forth in Attachment 9, for each Eligible Engine’s [*] after closing of the purchase of the Eligible Engines by Willis, [*], IAE will perform the maintenance service for the applicable Minimum Baseline Workscope per the applicable build standard [*], subject to Article 8 and Article 9. For the avoidance of doubt, any workscope escalations for [*] that are required in accordance with the CEMP or LLP replacement beyond the Minimum Baseline Workscope for [*] to enable the Eligible Engine to run to its [*] shall be performed at [*].

[*]

b.[*]: As set forth in Attachment 9, for each Eligible Engine’s [*] after closing of the purchase of the Eligible Engines by Willis [*]. IAE will perform the maintenance services for the applicable Minimum Baseline Workscopes at the Fixed Prices for such Minimum Baseline Workscopes, subject to Article 8 and 9.
5.1.2    In the event the module workscope level for a FPA Shop Visit for an Eligible Engine expands beyond the applicable Minimum Baseline Workscope at any time, for any reason, the Fixed Prices, and which Party pays for expansions (as applicable), are set forth in Attachment 9.
5.1.3    [*]
5.2    [*] Shop Visits
IAE shall provide exclusive off-wing maintenance for any Miscellaneous Shop Visit that occurs [*] for any Eligible Engine [*]. IAE shall perform the applicable Maintenance Services at the [*]. Notwithstanding the foregoing, Maintenance Services required per Sections 9.1.3, 9.1.4, 9.1.12, and 9.1.15, will be covered for any Miscellaneous Shop Visits prior to [*].

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Willis [*] FPA (2020-NOV-24) Final                                    Page 6

For all [*] Visits IAE reserves the right to upgrade the visit to a [*], subject to Willis’ right to [*], in accordance with the terms hereof, including, without limitation, Article 8 (FPA Shop Visit Coverage) and Article 9 (Excess Work).
5.3    [*], in the event an Eligible Engine is redelivered to Willis on [*] and has not undergone a [*] within [*] after the execution of this Agreement, at Willis’ request, IAE shall elect to either promptly (i) perform maintenance on the Engine in accordance with Section 5.2 to remove [*] or (ii) perform [*] in accordance with Section 5.1.
5.4    [*]
5.5    Miscellaneous Shop Visit Material Discount

Willis shall be entitled to a [*] on IAE’s [*] for all non-LLP material purchased and installed at a Miscellaneous Shop Visit. With respect to all non-LLP material purchased by Willis [*], IAE shall receive title and possession of each related displaced part.

5.6    Fixed Price Escalation

The Fixed Prices set forth in Attachment 9 and the [*] set forth in Section 5.4 are each expressed in [*] United States Dollars and are subject to escalation in accordance with the IAE escalation formula as set forth in Attachment 4 (“FPA Escalation Formula”). For the Fixed Prices and the [*] beginning [*] and annually thereafter, the escalation as calculated by the FPA Escalation Formula will be capped at [*] (the “Escalation Cap”). Notwithstanding the foregoing, if in any calendar year, the escalation as calculated by the FPA Escalation Formula for that period exceeds the Escalation Cap by more than [*] (the “FPA Hyper Band”), then the FPA Escalation Cap will be increased by [*] of such exceedance. The resultant compounding Fixed Price escalation for that year, which includes the FPA Escalation Cap plus the amount shared above the FPA Hyper Band, will become the new FPA Escalation Cap for [*] period thereafter.
5.7    LLP Escalation

All LLP prices are subject to escalation in accordance with IAE’s then-current catalog list pricing for LLPs. For LLP catalog list price escalation incurred with inductions for Shop Visits beginning [*] and annually thereafter, escalation will be capped at a rate of [*] (the “LLP Price Escalation Cap”). Notwithstanding the foregoing, if in a calendar year, the escalation for that period exceeds the LLP Price Escalation Cap by more than [*] (the “LLP Price Hyper Band”), then the LLP Price Escalation Cap will be increased by [*] of such exceedance. The resultant

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Willis [*] FPA (2020-NOV-24) Final                                    Page 7

compounding LLP price escalation for that year, which includes the LLP Price Escalation Cap plus the amount shared above the LLP Price Hyper Band, will become the new LLP Price Escalation Cap for [*] thereafter.
5.8    [*]

Willis has concurrently entered into a separate fixed price agreement with IAE’s affiliate, Pratt & Whitney, for maintenance services on [*] engines [*] Fixed Price Repair Agreement dated on or about the date hereof [*]. For purposes of this paragraph, term “Eligible Engines” shall be deemed to include both Eligible Engines as defined this Agreement and the ‘Eligible Engines’ as defined in the [*]. For the combined pool of Eligible Engines under this Agreement and the [*], starting at the [*] Eligible Engine removal for [*] that occurs solely due to [*], IAE will apply (or arranged to be applied) a [*] to the final [*] invoice for that Eligible Engine and any Eligible Engines thereafter that are removed solely due to [*] based on the following formula:

[*]
6.LLP COMMITMENT [*]
6.1    [*] Visits

If (i) at [*] for any Eligible Engine the [*] part is not replaced with a part capable of meeting the applicable minimum build standard as outlined in Section 11.2, (ii) there is no planned in situ increase in the life of such installed [*] part that would render it capable of achieving the minimum build standard, and (iii) a Miscellaneous Shop Visit occurs after [*] and prior to [*] for such engine that is caused solely due to life expiration of the [*] part installed at [*], then [*] for an amount [*] up to a maximum aggregate amount of [*]. Accordingly, [*] will be responsible for the cost of all [*] (by virtue of issuing the [*]) until the aggregate cost of all the [*] equals [*]. From and after this point [*] shall be responsible for all costs for [*]. The [*] shall be the exclusive remedy with respect to any [*] related matters disclosed prior to the effective date of this Agreement and the maximum aggregate amount of [*] issued hereunder shall not exceed [*].
6.2    LLP [*]

Willis shall receive the benefits of an LLP [*] as set forth in Attachment 3. The LLP [*] is applicable for each Eligible Engine for its respective Period of Cover under this Agreement. For the avoidance of doubt, any [*] part replacements that occur at Miscellaneous Shop Visits which do not qualify as an [*] will be eligible for the LLP [*] in accordance with Attachment 3.

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7.Operating Conditions
The Fixed Prices being offered to Willis are predicated upon the following conditions (i) the operation of the Aircraft and Eligible Engines in accordance with [*] and IAE’s technical manuals, bulletins, and instructions, and the applicable CEMP and (ii) no operation of any Eligible Engine in any environments that are deemed to be Extreme Environmental Conditions (as defined in Attachment 1).
Should any of the above conditions not be met, IAE may make reasonable and appropriate adjustments to this Agreement, including revision of the Fixed Prices set forth in Attachment 9, credits and discounts, with appropriate retroactive application, to address any deviations from such conditions. For any adjustments the methodologies used will be [*] and Willis and IAE shall review the impact of such deviations. Should IAE make changes to the Fixed Prices set forth herein, IAE [*].
8.FPA Shop Visit Coverage
8.1    Each Eligible Engine following an Eligible Engine removal shall be forwarded to the applicable IAE Network facility. The following services are included in the Fixed Prices for the Workscopes set forth in Attachment 9 for both [*] and [*]:

8.1.1    perform Eligible Engine reconditioning and repair in accordance with the CEMP to render the Eligible Engine serviceable in accordance with the specifications established in IAE technical publications, Airworthiness Directives and other IAE or Aviation Authority-approved maintenance procedures;
8.1.2    shop labor for (i) disassembly, cleaning, inspection, and reassembly of the Eligible Engine, modules, and Parts (including LLPs); and (ii) removal, visual inspection, and reinstallation of External Equipment installed on the Eligible Engine when it is received at the IAE Network facility;
8.1.3    repair of Parts in an Eligible Engine (subject to the exclusions in Article 9 below);
8.1.4    repair of LLPs (to the extent available);
8.1.5    maintenance required to address Minor FOD;
8.1.6    replacement of Parts in an Eligible Engine (subject to the exclusions in Article 9 below) using IAE’s inventories of new, used-serviceable; IAE will take title to the replaced Parts;

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Willis [*] FPA (2020-NOV-24) Final                                    Page 9

8.1.7    comply with Airworthiness Directives for Parts in an Eligible Engine (subject to the exclusions in Article 9 below);
8.1.8    maintenance to comply with Service Bulletins as described below:
a.categories [*], as set forth in the CEMP, capped at [*] per Eligible Engine Shop Visit;
b.At [*], Service Bulletins listed in Attachment 12, subject to material availability;
8.1.9    replacement of major cases and frames up to [*] per major case or frame;
8.1.10    material and vendor handling fees for those materials and services covered by the fixed price;
8.1.11    perform a post-repair Eligible Engine test, including fuel and oil;
8.1.12    provision of Shop Visit documentation as follows:
a.Authorized Release Certificate: ACC-038 and FAA 8130-3 with EASA Form One dual release or EASA Form One with FAA 8130 dual release; FAA-337 and AAC-085; (CAAC, as applicable);
b.AD Status Report and List of incorporated SBs, ADs;
c.Life Limited Parts listing and back-to-birth documentation about change/exchange Parts (original certification, NIS, removal/installation record and release certification), including the replacement Life Limited Parts listed in Attachment 14:
d.Engine Test Data Sheet;
e.Engine accessory list; Major Parts/accessory;
f.ACC/QEC repair records or change/exchange record (including TT/TC, TSO/CSO and copies of corresponding Release Certificate AAC-038, FAA-8130 or EASA Form One);
g.Missing Parts list;

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Willis [*] FPA (2020-NOV-24) Final                                    Page 10

h.Engine build-up record including fan blades moment weight and HPT blades record;
i.Borescope inspection report with video of the full engine gaspath;
j.On / off log (engine major Parts removal/installation record);
k.Preservation Documentation and Preservation Tag;
l.Report of any open actions required by Customer prior to and during engine service;
m.Inspection report (Shop Finding Report); and
n.Dirty finger prints. [*]
Notwithstanding the foregoing, the [*] caps referenced in Sections 8.1.8a and 8.1.9, shall not apply to the [*] for any Eligible Engine.
8.2    IAE may supply and install compatible new, repaired, or used serviceable Parts and LLPs (“Exchange Parts”) in exchange for Willis’ Parts. For Exchange Parts with a value of more than [*] IAE will notify Willis of the exchange and Willis shall have [*] to reject the exchange, otherwise Willis shall have been deemed to have accepted such Exchange Part.

8.2.1    Title-for-title exchanges would simultaneously occur for all such Parts and LLPs. Willis warrants that it will convey good title and such maintenance records as IAE may request for Willis’ Exchange Parts, including (i) original certification; (ii) Non-Incident Statement (“NIS”) or Incident Accident Clearance Statement (ICS) prior to induction; (iii) removal/installation record for the Eligible Engine and LLPs and hard time components only; (iv) release certificate and back-to-birth documentation for LLPs including the list in Attachment 14; and (v) flight hours and cycles since new and the number of repairs for HPTs, airfoils and major cases.
8.2.2    IAE will take title to all Parts that are displaced from the Eligible Engine during Maintenance Services. IAE will have no liability to compensate Willis for these displaced Part(s). Willis warrants that it will convey good title and maintenance records for these displaced Parts.

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Willis [*] FPA (2020-NOV-24) Final                                    Page 11

9.EXCESS WORK
9.1    Any costs incurred by IAE or an IAE Network facility not covered in Article 8 under this Agreement shall be deemed to be “Excess Work” and shall be paid for by Willis in accordance with the charges in Attachment 8, Excess Work, and payment terms in Article 15. Notwithstanding the foregoing, Excess Work for an Eligible Engine shall not include the costs for those maintenance obligations for which [*]. As used herein, “Excess Work” shall include, but not be limited to, any labor, material, and other charges for Eligible Engines that arise from or relate to the following:

9.1.1    repairs for in-flight and/or ground accident damage;
9.1.2    repairs for Major FOD;
9.1.3    repair or replacement of Parts required for incorporation of Service Bulletins Categories [*];
9.1.4    replacement of LLPs for any reason, including compliance with AD and SB;
9.1.5    the provision of any Line Maintenance requirements;
9.1.6    any cost incurred due to failure of Willis to undertake any of its obligations as set out in Article 10 below;
9.1.7    any cost incurred due to misuse, neglect, accident or maintenance error or improper maintenance activity by any party other than IAE or the applicable IAE Network facility;
9.1.8    additional work (module or Part) required to meet any lease return conditions;
9.1.9    the removal and replacement of non-IAE approved Part or Parts with non-IAE approved repairs and any resulting damages caused by such aforementioned Part(s);
9.1.10    exposure by Willis, or anyone operating an Eligible Engine, to exceedance of Engine operating limits published by the AMM or Flight Crew Operations Manual;

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Willis [*] FPA (2020-NOV-24) Final                                    Page 12

9.1.11    delivery of an Eligible Engine to the applicable IAE Network facility with missing or non-serviceable Accessories, requiring the use of units provided by the IAE Network facility to permit the testing of the Eligible Engine following its refurbishment;
9.1.12    repair, exchange, replacement, or provision (including new material) of Accessories (except parts listed in Attachment 11), QEC items, BFE items or EBU items, nacelle items, and External Equipment; this 9.1.12 includes any repair or replacement costs related to Accessories (except parts listed in Attachment 11), EBU items, QEC items, BFE items, nacelle items for SBs, and ADs;
9.1.13    charges associated with placing Eligible Engines into a Testable Engine configuration in the event that an Eligible Engine has not been delivered to the applicable IAE Network facility in a Testable Engine configuration. For the avoidance of doubt, charges associated with the strip and rebuild of Eligible Engines that have been delivered to the applicable IAE Network facility in a Testable Engine configuration following an eligible removal shall be borne by IAE;
9.1.14    provision, repair or replacement of transportation equipment and repair of Eligible Engines required due to transportation of Eligible Engines without necessary protective transportation equipment;
9.1.15    charges for handling associated with (i) replacing Life Limited Parts for any reason, (ii) Accessories, EBU items, QEC items, BFE items, nacelle items, and other Excess Work items as set forth in Attachment 8, and (iii) any other services or charges related to Excess Work;
9.1.16    the use of Parts or any other services not provided by IAE or the use or replacement of any PMA parts or any other customer-directed services that are not approved by the FPA Manager;
9.1.17    the performance of DER repairs not acceptable to the FPA Manager;
9.1.18    Labor, material and subcontract charges for Eligible Engine involved in operation outside the terms in Article 6, accidents and incidents such as but not limited to FOD and EGT exceedance ;
9.1.19    Eligible Engines deemed as BER;
9.1.20    Miscellaneous Shop Visit costs that occur after [*];

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Willis [*] FPA (2020-NOV-24) Final                                    Page 13

9.1.21    on-wing and near wing repairs; and
9.1.22    any work done in a Full Interval Shop Visit that does not meet the minimum baseline workscope requirements as set forth in Attachment 9.
9.2    Excess Work shall be charged at IAE’s [*] for Parts or repairs, as applicable, in addition to the other applicable rates, fees, and charges set forth in Attachment 8 hereto.
9.3    In the event IAE determines that an Eligible Engine requires a Shop Visit that will be considered entirely to be Excess Work due to any of the causes in Section 9.1, then the FPA Manager shall promptly notify Willis with reasonable detail, and the Parties shall discuss in good faith, within [*], the action that will be taken. In the event that a Shop Visit is deemed to be [*], IAE may develop a customized workscope and fixed price for Willis’ review and approval. Absent approval from Willis within [*], the shop visit shall be invoiced by IAE in accordance with the Excess Work amounts and rates set forth in Attachment 8.
9.3.1    Willis shall pay for any services performed by IAE for such Eligible Engine; and
9.3.2    Willis shall arrange and pay for all packing and transportation expenses;
10.OBLIGATIONS OF WILLIS
Willis agrees to fulfill the following responsibilities and perform the following tasks and to reasonably cooperate with IAE in the performance of IAE’s responsibilities hereunder.
10.1    Data and Procedures
[*] for an Eligible Engine, Willis shall or cause an Engine Operator to:
10.1.1    As reasonably requested or at minimum, after engine removal or upon the termination or expiration of an Engine Operator’s lease of any Eligible Engine during the Period of Cover maintain, collect and provide to IAE performance trend monitoring data on each Eligible Engine, maintain timely records in form and detail sufficient for the accurate and expeditious administration of the terms of this Agreement including the assessment of operating conditions relative to those set out in Article 7 of this Agreement;

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Willis [*] FPA (2020-NOV-24) Final                                    Page 14

10.1.2    As reasonably requested or at minimum, after engine removal or upon the termination or expiration of an Engine Operator’s lease of any Eligible Engine during the Period of Cover, make available, and provide IAE’s electronic condition monitoring and analysis provider with access to, summary data (such data to be collected in accordance with this Section 10.1).
10.1.3    within [*] during the term of this Agreement, report to IAE, in an electronic format mutually agreed between IAE and Willis, [*] for each flight by each Eligible Engine during the preceding month;
10.1.4    ensure that all reasonable data required by IAE to facilitate the correction of any problem causing an Eligible Engine removal is made available to IAE;
10.1.5    ensure that each Eligible Engine delivered to an IAE Network Facility is accompanied by a record of Eligible Engine total [*], in a form provided by IAE and mutually agreed by both Parties;
10.1.6    ensure Eligible Engines are available for maintenance services in a Testable Engine configuration when inducted at an IAE Network facility, and are preserved in accordance with IAE technical manuals and [*] recommendations; and
10.1.7    provide all engine records required to write the workscope within [*] after the Eligible Engine has been removed from the applicable Aircraft.
10.2    Workscope Approvals
10.2.1    For [*], Willis shall, or shall cause an Engine Operator to provide a Workscope recommendation to the FPA Manager [*] prior to Eligible Engine induction into the applicable IAE Network facility and use commercially reasonable efforts to approve the Workscope not less than [*] prior to induction of such Eligible Engine;
10.2.2    Willis or IAE shall approve any incremental workscope increase during a Shop Visit within [*] after notification of such workscope increase by IAE or Willis.

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10.3    Operation, Maintenance and Troubleshooting of Eligible Engines
Willis shall or shall cause the Engine Operator, to service, repair, overhaul, and maintain the Eligible Engine, in accordance with the applicable Engine Operator’s Approved Maintenance Program, which shall be substantially equivalent to FAA FAR 121 or 135 and EASA equivalent (the “Approved Maintenance Program”), so as to keep the Eligible Engine in as good operating condition as when delivered to Engine Operator, ordinary wear and tear excepted.  Such maintenance will include line maintenance and replacement of components and parts as may be required, and shall be performed in the same manner and with the same care as shall be the case with similar engines owned by or operated by or on behalf of Engine Operator without discrimination except that Engine Operator will, at the time of redelivery of the Eligible Engine, return the Eligible Engine in a condition that includes no PMA parts that have not been approved by the OEM, and will ensure that all repairs, parts and limitations will be in accordance with the applicable OEM’s approved data and will not impose any additional limiting condition and/or limitation on the Eligible Engine or part. Additionally, the Engine Operator agrees that the Eligible Engine will not be changed, altered or repaired in any way that may reduce the Eligible Engine’s utility, marketability, remaining useful life, or impair the Eligible Engine’s condition, airworthiness or ability to obtain Engine Type Certificate Holder technical support. In the case of an ETOPS Engine, the ETOPS standard with respect to Configuration, Maintenance and Procedures will be maintained to the most current published revision throughout the applicable Lease Term.  The Engine Operator will advise Willis who will inform IAE of any Non-routine Repairs.  “Non-routine Repair” means a repair that, due to the absence of the respective OEM’s published approved repair data, requires the Engine Operator, or its agents or designees to obtain such approved data from the OEM.
Willis shall cause the Engine Operator to use each Engine in a safe manner and in accordance with the manufacturer's recommended operating procedures and manuals and instructions in effect and as revised from time to time only on commercial transport aircraft owned or operated by Lessee or by any sub-lessee permitted in the Lease.  Willis shall cause the Engine Operator not to operate or locate the Equipment or permit the Equipment to be operated or located in any area excluded from insurance coverage.
10.4    Engineering Authorizations
During the course of Shop Visits and/or on-or-near-wing services, IAE may incorporate original equipment manufacturer generated and Aviation Authority-approved deviations from the published technical data and Engine Manuals for

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the Eligible Engines (an “Engineering Authorization” or “EA”). IAE currently defines [*] EAs that will be generated from time to time:
10.4.1    [*];
10.4.2    [*]; and
10.4.3    [*].
Willis shall not unreasonably withhold its approval of any proposed utilization of an IAE and Aviation Authority-approved deviation on Willis’ Eligible Engines. Any additional maintenance resulting from the rejection of an EA will be charged as Excess Work at the Excess Work Rates defined in this Agreement. IAE reserves the right to delay the performance of the maintenance services on an Eligible Engine while Willis’ approval of an EA is pending. Willis’ delay beyond [*] will be considered an Excusable Delay for purposes of this Agreement.
10.5    Records
Willis shall, and shall cause the Engine Operator to, maintain adequate records as required to meet Willis’ obligations and compliance with the applicable provisions of this Agreement.
10.6    All incremental maintenance services resulting from Willis’ failure to fulfill obligations in accordance with Article 10, shall be charged as Excess Work. For the avoidance of doubt, failure to fulfull obligations in accordance with this Article 10 will not disqualify the respective engine’s status as an Eligible Engine under this Agreement.
11.PARTIES' RESPONSIBILITIES
11.1    Customized Engine Maintenance Program
Willis and IAE will mutually agree upon a CEMP establishing maintenance requirements for the Eligible Engines. The CEMP will be consistent with IAE’s and other TCHs’ Approved Technical Data. IAE will be responsible for off-wing engine maintenance consistent with the CEMP. IAE will workscope the Eligible Engines in accordance with the thrust rating in Attachment 2.

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11.2    At an FPA Shop Visit, IAE will replace LLPs in accordance with the following minimum build standard for each engine model:
[*]
The build standards above are predicated on each Eligible Engine’s operational compliance with the following operational parameters:

Flight Length	[*]
Takeoff Derate	[*]
Average Equivalent Sea Level Ambient Takeoff Temperature	[*]

Notwithstanding the foregoing, to the extent that the certified life of [*] does not meet the applicable minimum build standard, the replacement of such part shall be in accordance with Article 6.
11.3    No later than [*] from execution of this Agreement, Willis will review and provide written approval for the CEMP. If Willis does not approve the CEMP at least [*] from execution of this Agreement, all off-wing Engine maintenance for Eligible Engines will be performed under the generic EMP.
During the Period of Cover, but not more than [*], IAE may propose reasonable revisions to the CEMP. Revisions proposed by IAE will be reviewed and accepted by Willis within [*], provided that any such revisions will only be implemented upon mutual agreement of Willis and IAE (which will not be unreasonably withheld or delayed). If Willis does not reasonably accept changes within [*], IAE may revert to use of the generic EMP.
12.WARRANTY BENEFITS AND REMEDIES
IAE will provide Willis with the warranty benefits and remedies described in Article 4 of the Terms and Conditions of Sale of Goods and Services in Attachment 10.

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13.[*]
13.1    [*]
13.2    [*]
13.3    [*]
14.Transportation
14.1    [*] in which IAE has agreed to be responsible for transportation, for an Eligible Engine, IAE shall be responsible for the removal and transportation of the Eligible Engine, including the risks and costs, to the IAE Network facility.
14.2    After [*], Willis shall be responsible for the transportation of the Eligible Engine and shall perform, or cause to be performed, the tasks set forth below:
14.2.1    Willis shall cause the Engine Operator, to remove the Eligible Engine from wing and accomplish engine preservation in accordance with the Engine Manual. Willis or the Engine Operator is responsible for correct engine shipping configuration including the draining of fuel and oil, and the gaining of dangerous goods (DG) compliance as necessary. Willis or the Engine Operator will be responsible for delivering the removed Eligible Engine including the risks and costs associated with the delivery to the IAE Network facility. If an Eligible Engine arrives at the IAE Network facility not in accordance with the recommended shipping procedure, the IAE Network facility shall contact the appropriate Willis representative. Upon completion of maintenance services, the IAE Network facility will preserve Eligible Engine in accordance with the Method 2 of the Engine Manual (greater than [*] preservation), and deliver the Eligible Engine Ex Works the IAE Network facility.
14.2.2    Willis will ship complete Eligible Engines without Missing Parts to the IAE Network facility unless agreed in advance with IAE. IAE reserves the right to, unilaterally, purchase and replace any Missing Part or scrap Part that costs less than [*] per Part. Such Part and/or scrap report will be made available to Willis upon Willis’ request. Notwithstanding any provision in Incoterms 2010 to the contrary, risk of loss during transit of Eligible Engines will at all times remain with Willis.

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14.2.3    Willis will be responsible for costs, if any, including without limitation government levies, taxes, customs duties (other than the IAE Network facility’s country of origin), and loading and unloading charges.
14.2.4    Willis will be responsible for providing and keeping in full force and effect insurance covering the Eligible Engine for all risks including risk of loss during transportation of the Eligible Engines.
14.2.5    For the purposes of delivering the Eligible Engine to and from the IAE Network facility, Willis will be responsible for providing, at its own risk and expense proper shipping stands for delivering the Eligible Engine to the IAE Network facility. If Willis needs its shipping stand prior to the completion of the Maintenance Services, then the IAE Network facility will return the shipping stand at Willis’ risk and expense. If Willis collects the shipping stand prior to re-delivery of the Eligible Engine by the IAE Network facility to Willis, then Willis will provide a substitute shipping stand upon completion of the Maintenance Services so that IAE Network facility can re-deliver the Eligible Engine to Willis. If any repairs to a Willis’ shipping stand are necessary to make it serviceable for delivery purposes, Willis agrees to repair the shipping stand at its own expense.
14.2.6    Any delay in induction or Eligible Engine re-delivery directly caused by Willis may result in the Eligible Engine being stored at the IAE Network facility or any storage facility designated by Willis. During any such storage period, Willis agrees to be liable for all rental rates and charges incurred for engine storage at the IAE Network facility or any such designated storage facility. Alternatively, IAE, in its sole discretion, may ship the Eligible Engine to Willis at Willis’ expense and risk.
14.2.7    [*].
15.PAYMENT
15.1    [*] FPA Shop Visit Fixed Prices
15.1.1    With respect to [*] FPA Shop Visits only, IAE shall invoice Willis [*] of the then-current Fixed Price per the applicable Workscope as set forth in Attachment 9, no less than [*] prior to induction of the Eligible Engine into the applicable IAE Network facility, and Willis shall pay such invoices in full prior to the date of induction of the Eligible Engine. IAE shall invoice Willis for the final [*] of the then-current Fixed Price per the applicable Workscope as set forth in Attachment 9 no less than [*] prior to redelivery

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of the Eligible Engine and Willis shall pay such invoice in full upon Willis’ receipt of the documentation set forth in Section 8.1.12a through 8.1.12l. For the avoidance of doubt, nothing in the foregoing shall be deemed to restrict IAE from charging any additional amounts in the event a Workscope for a shop visit is subsequently expanded in accordance with the terms hereof.
15.2    Excess Work Invoices
15.2.1    Charges for Excess Work shall be invoiced to Willis by IAE as such Excess Work is performed in accordance with the prices, fees and rates set forth in Attachment 8.
15.2.2    IAE may also invoice Willis its reasonable estimate of the cost of any Excess Work for Shop Visits prior to commencement, or during the execution, of such Excess Work. IAE shall invoice Willis for the balance of the cost of any Excess Work upon receipt of the corresponding invoice from the applicable IAE Network facility (or promptly issue a credit to Willis’ account with IAE for any excess payment received from Willis).
15.2.3    IAE will render a final invoice within [*] after re-delivery of the Eligible Engine to Willis for all Excess Work charges incurred. The final invoice will reflect actual Excess Work charges. IAE will credit Willis’ payment of the pre-delivery invoices, if applicable, to the final invoice. Willis will pay such final invoice [*] net cash from invoice date.
15.3    Willis shall pay the full invoiced amount due per this Article 15 without delay, unless such amounts are in dispute in accordance with Section 15.5.
15.4    All payments shall be made by electronic transfer and shall be deposited not later than the due date of payment with:
[*]
or to such other account as IAE may from time to time designate in writing, which designation shall be effective upon receipt by Willis of such notice.
15.5    If Willis fails to make any payment to IAE required by this Article 15, and in addition to any other rights which IAE may have in this Agreement, IAE reserves the right to halt any work in progress and/or to refuse to induct additional Eligible Engines. Notwithstanding the foregoing, in the event of a bona fide dispute regarding any amount to be paid pursuant to any invoice issued pursuant to this

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Article 15, or any portion thereof, Willis shall within [*] of receipt of such invoice give written notice to IAE of such disputed invoice, or disputed portion thereof, together with reasonable substantiation of such dispute and any supporting documentation. IAE and Willis shall use their respective best efforts and allocate sufficient resources to resolve such dispute within [*] or as soon as practicable thereafter. In the event the Parties fail to resolve any such dispute invoice within such period, the dispute shall be resolved by designating senior managers to reach a resolution. Upon resolution, IAE shall correct the invoice and reissue, or Willis shall pay to IAE, as applicable, settled amount of the disputed portion of the invoice within [*]. For clarification, Willis shall be required to pay the undisputed portion of any invoice in accordance with the payment terms for the applicable invoices set forth in this Article 15. To the extent Willis complies with the requirements of this Article 15, IAE shall [*] during that period of time such amount is disputed by the Parties.
16.DUPLICATE BENEFITS
Willis and IAE agree that it is not the intention to provide duplicate benefits under the terms of this Agreement or under any other arrangement between IAE or IAE’s suppliers or any applicable lessor and Willis. In the event of any such duplication of benefits, Willis may, at the relevant time in respect of the relevant circumstances receive any one such benefit to the exclusion of all other duplicate benefits.
17.TERMINATION
17.1    Failure to Make Payments or to Meet Obligations
17.1.1    If Willis fails to make any payment to IAE when due under this Agreement (including any interest due thereon), unless such payments are in dispute pursuant to Section 15.5, or fails to meet any other material obligation under this Agreement, then, without prejudice to any other rights which IAE may have in contract, at law, or in equity, IAE shall notify Willis and have the right to suspend provision of services under this Agreement and not to induct, to suspend all work on, or not to release from any IAE Network facility any Eligible Engine until such failure is corrected or full payment is made by Willis to IAE, as the case may be.
17.1.2    IAE shall have the right to terminate this Agreement: (i) if any default shall occur in the payment by Willis of any amount hereunder when and as the same becomes due and payable and such default continues for a period of [*] or more after IAE’s written notice of such default or (ii) if Willis shall fail to comply with any other material obligation under this Agreement,

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which failure has not been fully corrected within [*] after IAE’s written notice of such failure to comply with any other material obligation.
17.1.3    Willis shall have the right to terminate this Agreement in the event that IAE fails to fulfill a material obligation under this Agreement and such failure reoccurs in at least [*] after IAE was first given written notice of such failure by Willis, provided however that in no event shall IAE have fewer than [*] to cure such failure.
17.1.4    In the event of a breach of this Agreement by IAE or any of its affiliates, to include the scenario described in 17.1.3 above, the parties will [*]. If IAE or its affiliates have not cured such breach within [*] from its occurrence, Willis will be entitled to [*]. Further, nothing in Section 3.1, shall limit Willis’ ability to seek damages to the fullest extent permitted hereunder.
17.2    Expiration
This Agreement shall be effective from the day and year first above written until the end of the Period of Cover for the last Eligible Engine(s) or until earlier terminated in accordance with this Article 17.
17.3    Effect of Termination or Expiration
Except as otherwise set out in this Article 17 and Article 16 (Survivability) of Attachment 10 any rights or obligations arising under the applicable law, the rights and obligations of the Parties under this Agreement shall terminate upon the termination or expiration of this Agreement in accordance with the terms hereof, and Willis shall no longer be provided with coverage under, or any of the other benefits accruing to it pursuant to, the terms of this Agreement.
Upon any termination or expiration of this Agreement, all liabilities and obligations (including payment obligations) that have accrued prior to such termination or expiration (including payment due for Excess Work) shall survive.
18.TERMS AND CONDITIONS
This Agreement including its attachments will govern exclusively the performance of the Maintenance Services hereunder. If there is any conflict between the Terms and Conditions of Sale of Goods and Services attached as Attachment 10 hereto and any other, more specific, provision of this Agreement, the specific provision in this Agreement will control.

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19.ENTIRE AGREEMENT
This Agreement and all attachments hereto contain the entire understanding between the Parties with respect to the subject matter hereof and supersede in their entirety all prior communications between the Parties, whether oral or in writing, and of any and every nature with respect to the subject matter hereof. No amendment or modification of this Agreement will be binding upon either Party unless set forth in a written instrument signed by both Parties. This Agreement may be executed in one or more counterparts, each of which will be considered an original but all of which together constitute one and the same instrument.
20.COMMUNICATIONS AND NOTICES
Any notice to be served pursuant to this Agreement shall be sent by registered mail, by internationally recognized overnight courier, or by email (with the original notice sent by registered mail or internationally recognized overnight courier) to the applicable address indicated in Attachment 7.
Willis agrees that IAE shall only be obligated to communicate with Willis (and not any Willis Affiliate, Designated Third Party or Engine Operator) with respect to any matters arising under this Agreement. Willis has the authority to act on behalf of each of Willis Affiliates, Designated Third Parties and any Engine Operator for all purposes of this Agreement, and IAE shall be entitled to conclusively and exclusively rely on the communications from Willis regarding all matters arising under this Agreement.
Willis shall be the only party to initiate any action or claims against IAE under this Agreement and IAE shall incur no additional obligations, costs, expenses, losses or liabilities whatsoever by virtue of an Eligible Engine being owned by a person other than Willis the foregoing, this shall not limit any of IAE’s obligations under this Agreement with respect to an Eligible Engine in the event the Eligible Engine is sold, transferred or assigned to a Willis Affiliate or Designated Third Party in accordance with the term hereof.
21.ACCEPTANCE
This Agreement will remain available for Willis’ acceptance until December 5, 2020. Please indicate such acceptance of this Agreement by having an authorized officer of Willis sign each of the two (2) duplicate originals in the space provided and return both signed originals to [*] by December 5, 2020.
Upon mutual execution, this document will become an enforceable contract and will be deemed executed in the jurisdiction in which it was signed by IAE. After acceptance by IAE, IAE will

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return one (1) fully executed duplicate original Agreement to Willis. The Parties agree that facsimile, electronic or PDF signatures will be deemed to be of the same force and effect as an originally executed document. The Parties agree to provide original signature pages upon request.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first entered above and deem that it is executed in the State of Connecticut.

INTERNATIONAL AERO ENGINES

By	/s/ Hendrik Deurloo

Typed Name	Hendrik Deurloo

Title	Vice President, Sales

WILLIS LEASE FINANCE CORPORATION

By	/s/ Austin Willis

Typed Name	Austin Willis

Title	Senior Vice President, Corporate Development

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Willis [*] FPA (2020-NOV-24) Final                                    Page 26

ATTACHMENT 1
DEFINITIONS
“Accepted Technical Data” is OEM data, recommendations, or information that has been provided by the OEM that is not “Approved Technical Data” (as defined herein). This includes, but is not limited to, all operator wires, special instructions, illustrated parts catalogs, and Eaglenet wires.
“Accessory” or “Accessories” includes those items listed in Attachment 11 to this Agreement and any attaching hardware for such Accessories.
“[*]” shall mean [*].
“Aircraft” shall mean the [*] family aircraft operated by the Engine Operator which are powered by the Eligible Engines.
“Aircraft Maintenance Manual” or “AMM” means the aircraft maintenance manual published by [*] for the Aircraft.
“Airworthiness Directive” or “AD” shall mean any applicable airworthiness directive issued prior to or during the Period of Cover by the Aviation Authority based on certification rules current as of the date of this Agreement.
“Approved Technical Data” is technical data that has been approved by the Aviation Authority or by an Aviation Authority DER.
“Aviation Authority” means the FAA or any other authorities, government departments, committees, or agencies which (i) under the laws of the state of registration of the relevant Aircraft, may from time to time, have control or supervision of civil aviation in that state; and (ii) have jurisdiction over the registration, airworthiness or operation of, or other matters relating to a Aircraft, provided that it is substantially similar to, and no more prescriptive than, the FAA requirements.
“Beyond Economic Repair” or “BER” generally means that the cost of the repair, exclusive of modification and transportation costs, would be equal to or greater than [*] of the [*] of the Part or Engine at the time the repair is considered, or would be otherwise reasonably determined by IAE. If an Eligible Engine is deemed BER, it will be excluded from the list of Eligible Engines.

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“BFE” means Buyer Furnished Equipment, which is the aircraft manufacturer-supplied or buyer furnished engine-mounted accessories (typically including such items as integrated drive generator, quick accessory disconnect adapter, hydraulic pumps, shut-off valve, and pressure regulating valve).
“Business Day(s)” shall mean a day other than a Saturday, Sunday or holiday scheduled by law for commercial banking institutions in the City of New York, New York, United States.
“Customized Engine Maintenance Program” or “CEMP” shall mean the program for engine maintenance established by IAE for Willis in accordance with Section 11.1 of this Agreement.
“DER” means Designated Engineering Representative.
“Designated Third Party” means any third party which Willis is acting as manager in respect of an Eligible Engine as consented to in writing by IAE, such consent not to be unreasonably withheld or delayed; provided, however, that if IAE or an IAE Network facility is legally prohibited from doing business with such party, then such party will cease to be a Designated Third Party.
“Eligible Engine” shall mean Engines identified by Engine serial numbers listed in Attachment 2.
“Engine(s)” means an IAE [*] engine, described as Standard Equipment in the Engine Specification, attached as Attachment 6, sold by IAE for commercial aviation use.
“Engine Build Up” or “EBU” means refers to the EBU described in the Additional Equipment section of the Engine Specification.
“Engine Manual” shall mean the IAE document which sets forth the requirements for Engine off-wing repair.
“Engine Operator” shall mean an operator who is utilizing the Eligible Engine in commercial service pursuant to which Willis or any Willis Affiliate is acting as lessor, manager and/or servicer in respect of such Eligible Engine.
“Engine Specification” means the Engine specification attached as Attachment 6.
“Equipment” shall mean Eligible Engines or any Part contained within an Eligible Engine covered by this Agreement, regardless if such Eligible Engine is owned directly by Willis or any Willis Affiliates, or any Designated Third Party which Willis is acting as manager in respect of such Eligible Engine.
“External Equipment” means any accessory, component, or part that is mounted, directly or indirectly, to the outside of any engine case, case flange, or to the main gearbox, including

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Engine accessory components, line replacement units, BFE, EBU parts and hardware, nacelle propulsion system components and any related mounting hardware, wiring harnesses, plumbing, brackets, hoses, and kit-and-bin material associated with any such components. External Equipment also includes accessories or components that are maintained per the manufacturer’s component maintenance manual and any related mounting hardware, wiring harnesses, plumbing, brackets, hoses, and kit-and-bin material associated with any such accessories or components.
“Extreme Environmental Conditions” means atmospheric conditions typical of a severe environment, including but not limited to, high temperature or high concentrations of particulates such as sand, volcanic ash, calcium sulfate, or other contaminates that are in excess of or outside of the typical conditions in which commercial aircraft routinely fly as of the date of this Agreement. For the avoidance of doubt, Eligible Engines that are operated by any Engine Operators shall not be considered to be operating in Extreme Environmental Conditions, except to the extent that there is a significant documented change in that environment that occurs after the date of this Agreement (including an increase in pollutions or volcanic ash in the air) as detailed by (a) service bulletins or all operator wires issued by PW/IAE or [*], and (b) the aircraft maintenance manual or engine manual revisions, or (c) ADs or other publications issued by the FAA or other applicable civil aviation authority and to the extent that it can be reasonably determined that such change in the environment has reduced the expected time to the [*].
“FAA” shall mean the United States Federal Aviation Administration.
“Failure” shall mean the breakage or malfunction of a Part (or Parts) rendering the Engine unserviceable and incapable of continued operation without corrective action which is not as a result of misuse, neglect, accident or maintenance error or improper maintenance activities by any party other than IAE or an IAE Network facility.
“Foreign Object Damage” or “FOD” means foreign object damage. Such damage refers to any damage to an Eligible Engine that is directly caused by an object that is foreign to the Engine. For clarity, if damage is not conclusively attributed to an Engine Part, it is attributable to a foreign object.
“FPA Manager” shall mean a contact person appointed by IAE to be the program manager for this Agreement.
“FPA Shop Visit” shall mean a shop visit with a Fixed Price and Workscope as set forth in Attachment 9 of this Agreement.
“Full Interval Shop Visit” means a performance restoration shop visit at which maintenance is performed to enable an Eligible Engine to achieve its next full interval in accordance with the CEMP.

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“GTA” means the General Terms Engine Lease Agreement between [ ], as lessor and [ ] as lessee dated November ____, 2020.

“IAE Network” means IAE's designated network of maintenance, repair, and/or overhaul facilities.

“LLPs” or “Life Limited Parts” means those rotating Parts that have Parts Life Limit. For purposes of this Agreement, LLPs do not include static, non-rotating LLPs.
[*]
“Line Maintenance” shall mean any routine maintenance to be carried out by Willis, the Engine Operator, or any of their respective subcontractors) on an Eligible Engine in accordance with the appropriate Aircraft Maintenance Manuals and which can be accomplished either on-wing or off-wing without requiring the induction of such Eligible Engine into an IAE Network facility.
“Maintenance Services” means services provided pursuant to and in accordance with this Agreement by IAE and/or its Subcontractors in connection with the repair, maintenance, modification and/or overhaul of Equipment.
“Major FOD” means damage to an Eligible Engine arising out of or related to or caused by FOD, whether such FOD is manifested at the time of impact or discovered after the event, which requires the Eligible Engine to be removed from service due to an out of limit condition per the AMM.
“Minor FOD” means FOD that is (i) not Major FOD, (ii) not caused by the negligence of Willis and (iii) repairable by performing minor repairs, (e.g., blends or the repair is covered under the standard overhaul procedure that would be required for the Level of maintenance of the module), and excludes any material replacement, major repairs, or the overhaul of Parts that are infrequent for the particular module’s level of maintenance.
“Miscellaneous Shop Visit” shall mean any unavoidable visit of an Eligible Engine to a IAE Network facility or for complex, extensive, and mechanic certified maintenance tasks incremental to those line maintenance services that an Engine Operator is required to perform under the applicable Aviation Authority or any onsite on- or near-wing maintenance services provided by IAE to Willis resulting from Failure of a Part in an Eligible Engine or any other unplanned cause and, in each case, which does not constitute a FPA Shop Visit, or a substantially similar restoration shop visit, being undertaken. For the avoidance of doubt a Miscellaneous Shop Visit shall be further defined as a Shop Visit undertaken in which the Eligible Engine’s restoration interval is not reset to zero, LLPs are not replaced, Eligible Engine’s hot section is not worn beyond AMM limits, or sufficient EGT margin remains per fleet specification. Should the Workscope increase from Miscellaneous Shop Visit to non-LLP restoration or a shop visit where an LLP is replaced, such Shop Visit would then be priced as

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Excess Work pursuant to Attachment 8, or priced in accordance with the Fixed Prices set forth in Attachment 9, if applicable. All labor for Miscellaneous Shop Visits will be charged in accordance with Attachment 5.
“Missing Part” means any part, including, but not limited to, accessories, that was not installed on an Eligible Engine at the time of engine induction or was not subsequently provided to IAE by Willis for such Eligible Engine’s Shop Visit.
“PAH” means Production Approval Holder, an entity holding a production certificate issued under the authority of the FAA.
“Parts”, as defined in the IAE's [*] standard warranty and service policy, means Engine parts sold by IAE and delivered as original equipment in an Engine or Engine parts sold and delivered by IAE as new spare parts in support of an Engine.
“Period of Cover” shall mean the period set out in Article 1 of this Agreement.
“PMA” means Parts Manufacturer Approval, the authority granted by the FAA to manufacture parts for installation in type-certificated products.
“QEC”    means quick engine change and similar engine-mounted hardware required to interface an Engine to a specific airframe. QEC includes the following systems: fuel, hydraulic, pneumatic, fire detection, electrical, integrated drive generator system, cooling, engine control, nacelle drain and vent, starter, nacelle and engine instrumentation, inlet anti-icing, engine pressure ratio, engine mounts and engine vibration monitoring.
“Service Bulletin (s) or SB(s)” means an IAE-issued Engine service bulletin.
“Shop Visit” shall mean a FPA Shop Visit or Miscellaneous Shop Visit, as context requires.
“Standard Equipment” means any item identified under the Standard Equipment section in the Engine Specification, Attachment 6.
[*]
“TCH” means Type Certificate Holder, an entity holding a type certificate issued under the authority of the FAA.

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“Testable Engine” shall mean an Engine with all Accessories and EBU Items installed so as to enable the Engine to be tested either prior to or following its repair without the need for making use of units provided by a IAE Network facility, as further described in the applicable Engine Manual.
“Willis Affiliate(s)” means, collectively, those parties set forth in Attachment 13 to this Agreement, or such other parties as consented to in writing by IAE, such consent not to be unreasonably withheld or delayed; provided, however, that if IAE or an IAE Network facility is legally prohibited from doing business with such party, then such party will cease to be a Willis Affiliate.
“Workscope” shall mean a written statement of repairs to be performed on an Eligible Engine by a IAE Network facility. Workscopes shall be issued by IAE and approved by Willis in accordance with the terms herein. Any workscope shall be prepared in accordance with the CEMP.

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ATTACHMENT 2
ELIGIBLE ENGINES
[*]

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
IAE Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 33

ATTACHMENT 3
LLP [*]
[*]

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
IAE Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 34

SCHEDULE 1 – LLP TARGET PARTS LIFE LIMIT TABLE
[*]

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
IAE Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 35

ATTACHMENT 4
FPA ESCALATION FORMULA
[*]

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
IAE Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 36

ATTACHMENT 5
[*] FIXED PRICE LABOR TABLE*
[*]

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
IAE Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 37

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
IAE Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 38

ATTACHMENT 6
[*] ENGINE MODEL SPECIFICATION
[*]

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
IAE Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 39

ATTACHMENT 7
ADDRESSES
1.    Willis Addresses
1.1    Address for Notices:
Willis Lease Finance Corporation
60 East Sir Francis Drake Boulevard, Suite 209
Larkspur, California 94939
E-mail:        [*]
Attention:     Dean Poulakidas, General Counsel
1.2    Address for Invoices:
Willis Lease Finance Corporation
4700 Lyons Technology Parkway
Coconut Creek, Florida  33073
E-mail:        [*]
Attention:    Accounting
2.    IAE Addresses
2.1    Address for Notices:
International Aero Engines, LLC
400 Main Street, Mail Stop 115-25
East Hartford, Connecticut 06118
USA
E-Fax:        [*]
Email:         [*]
Attention:    Chief Legal Officer

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
IAE Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 40

2.2    Address for Invoices:
International Aero Engines, LLC
400 Main Street, Mail Stop 115-25
East Hartford, Connecticut 06118
USA
Fax:        [*]
Attention:    Accounts Receivable Manager
2.3    Address for all Other FPA Matters:
International Aero Engines, LLC
400 Main Street, Mail Stop 115-25
East Hartford, Connecticut 06118
USA
Fax:        [*]
Attention:    Willis Customer Fleet Director

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
IAE Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 41

ATTACHMENT 8
EXCESS WORK
Excess Work shall be charged at IAE’s [*] prices for Parts or repairs as applicable, in addition to the other applicable rates, fees, and charges set forth in this Attachment 8.
[*]

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
IAE Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 42

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
IAE Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 43

ATTACHMENT 9
FPA SHOP VISIT WORKSCOPE AND FIXED PRICES

[*] WORKSCOPES AND FIXED PRICES
The Fixed Prices provided below are expressed in [*] United States Dollars and are subject to escalation in accorandance with Article 5.6 of this Agreement.

[*] Minimum Baseline Workscope and expansion tables*
NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Pratt & Whitney Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                                        Page 44

[*] WORKSCOPE AND FIXED PRICES

The Fixed Prices provided below are expressed in [*] United States Dollars and are subject to escalation in accorandance with Article 5.6 of this Agreement.

[*] Minimum Baseline Workscope and expansion tables*
NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Pratt & Whitney Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                                        Page 45

FIXED PRICE WORKSCOPE DETERMINATION

[*]

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Pratt & Whitney Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                                        Page 46

ATTACHMENT 10
TERMS AND CONDITIONS OF SALE OF GOODS AND SERVICES
1.    MAINTENANCE SERVICES
1.1    IAE and/or its approved subcontractors, will perform repair, maintenance, modification and/or overhaul services (“Maintenance Services”) on Customer’s Equipment in accordance with technical data approved or accepted by the U.S. Federal Aviation Administration (“FAA”) or other airworthiness authority with relevant jurisdiction.
1.2    For Equipment originally manufactured by IAE, IAE will perform Maintenance Services using IAE repair procedures and replacement parts. If Customer requests in writing and IAE agrees, IAE will perform Maintenance Services using other repair procedures, parts and/or vendors approved or accepted by the FAA or other airworthiness authority with relevant jurisdiction. IAE will not be liable for, and Customer will indemnify and hold IAE harmless against all liabilities arising from the use of these other repair procedures, parts and/or vendors.
1.3    If IAE did not originally manufacture the Equipment, then IAE will perform Maintenance Services using repair procedures and replacement parts approved or accepted by the FAA or other airworthiness authority with relevant jurisdiction.
1.4    IAE may supply and install compatible new or used serviceable parts (“Exchange Parts”) in exchange for Customer’s parts (“Customer Exchange Parts”) if needed for the timely completion of the Maintenance Services. Title-for-title exchanges with respect to such parts will take place. Customer warrants that it will convey good title and such maintenance records as IAE may request for Customer Exchange Parts. IAE warrants that it will convey good title and such maintenance records as Customer may request for Exchange Parts in accordance with Section 4.4. Customer will be required to pay for the repairs performed by IAE on Customer Exchange Parts.
1.5    IAE may refuse to perform Maintenance Services if IAE did not receive payment in accordance with Article 9 hereunder or it believes the Equipment: (a) contains unapproved repairs or parts; (b) is in a state of extreme deterioration or damage; or (c) was involved in an accident or subject to extreme environmental conditions or other abnormal operating conditions.
1.6    No modification of this Agreement or of the agreed-upon workscope for the Maintenance Services will be binding unless agreed to in writing and signed by both Customer and IAE. IAE may nevertheless perform all work necessary to perform Maintenance Services or to comply with applicable regulations. A workscope modification that increases the cost to IAE of performing Maintenance Services hereunder will entitle IAE to an equitable price adjustment.
2.    TITLE, DELIVERY, RISK OF LOSS, AND SHIPPING
Title to goods and risk of loss of all goods and Equipment sold hereunder by IAE, will pass to Customer upon delivery Ex works IAE’s designated facility (“Ex works” has the meaning set forth in Incoterms 2010).
[*]
3.    CUSTOMER’S INSPECTION OF goods or EQUIPMENT
Customer will inspect all goods or Equipment within [*] of receipt from IAE and notify IAE in writing within [*] thereafter of any (a) defects in the workmanship related to the Maintenance Services or (b) defects in the material and manufacture of the goods, as applicable. Customer will not bring any claim relating to any defects which were or which could or should have been discovered during such inspection and about which Customer did not notify IAE within the prescribed time.

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Pratt & Whitney Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 47

4.    WARRANTIES, REMEDIES, AND LIMITATIONS
4.1    Notwithstanding the warranties set forth in the Engine Warranty and Service Policy, IAE warrants to Customer that the Maintenance Services will be performed in a workmanlike manner and that the IAE parts used therein or goods or Equipment sold hereunder will be free from defect in material and manufacture when furnished by IAE. This warranty terminates after [*] after IAE delivers the goods or re delivers the Equipment, whichever first occurs (the “Warranty Period”).
4.2    If IAE breaches the warranties set forth in Section 4.1, IAE will provide to Customer the remedy set forth in Section 4.3, provided that Customer has given written notice of any such breach to IAE within the Warranty Period.
4.3    IAE’s liability and Customer’s remedy under the warranties set forth in Section 4.1 [*].
4.4    IAE warrants to Customer that IAE will convey good title to all goods or Equipment sold or exchanged by IAE hereunder. IAE’s liability and Customer’s sole remedy under the warranty set forth in this Section 4.4 are limited to [*].
4.5    In the event any suit, claim or action is brought against Customer (or a person expressly indemnified by Customer) alleging that, without further combination, Customer’s use or resale of (a) goods (b) a part made by or under IAE’s control and in accordance with the specification or design provided by IAE or (c) a IAE-owned process patent involving a process that was developed by IAE directly infringes any patents, IAE will, [*], conduct the entire defense including any and all necessary court action, settlements, and appeals. [*]. If the use or resale of such goods or part(s) is finally enjoined, IAE will, at its option: (a) procure for Customer the right to use or resell such goods or parts; (b) replace such goods or parts with equivalent non-infringing parts; (c) modify such goods or parts so they become non-infringing but equivalent; or (d) remove such goods or part(s) and refund the purchase price (less a reasonable allowance for use, damage or obsolescence).
The preceding provision is applicable only if the following conditions are met: (a) the goods, part(s), services, or process involved in the suit, claim, or action must have been provided under this Agreement during Maintenance Services in accordance with this Agreement, as applicable; (b) the alleged infringement must be a direct infringement of any patents of the nation in which Customer’s principal place of business is located; (c) Customer must provide IAE with timely notice of such suit, claim, or action and the full opportunity to assume the entire defense thereof; and (d) Customer must provide IAE with all information available to Customer and other defendants pertaining to the alleged infringement.
For the avoidance of doubt, this provision will not apply to (a) any alleged patent infringement in any nation other than as specified above; (b) any Customer-furnished specification or design or the performance of a process not recommended in writing by IAE; (c) any goods or parts or components thereof manufactured according to a non-IAE specification or design; (d) the use or sale of goods or parts delivered hereunder in combination with other goods not delivered to Customer by IAE; or (e) any instance not specified in the preceding paragraphs. In such instances, Customer will indemnify and hold IAE harmless.
4.6    [*]
4.7    IAE makes no warranty and disclaims all liability for goods or Equipment, whether supplied by IAE or not, that were not originally manufactured by or on behalf of IAE, though IAE will, to the extent it has a right to do so, make available to Customer the benefit of any warranty provided by such original manufacturer.
5.    [*]
6.    REPRESENTATIONS AND COVENANTS
6.1    Customer represents that, to the best of its knowledge, any and all Equipment delivered for Maintenance Services is repairable based upon methods, techniques and practices acceptable to the FAA or other airworthiness authority with relevant jurisdiction. Customer further represents that, unless otherwise disclosed to IAE in writing, the Equipment: (a) is of proper configuration; (b) was produced in compliance with applicable aviation regulations; (c) has not been involved in an accident, extreme environmental conditions, or other abnormal operating conditions; and (d) does not contain any prior repairs or
NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
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Willis [*] FPA (2020-NOV-24) Final                                    Page 48

modifications not performed in full compliance with applicable regulatory requirements. If so requested by IAE, Customer agrees to provide IAE with a written statement containing these representations set forth in this Section 6.1.
6.2    If so requested by IAE, Customer agrees that it will promptly replace any Customer Exchange Part which has been repaired or which contains parts manufactured with other than the Type Certificate Holder’s approved technical data.
6.3    Customer agrees to indemnify and hold harmless IAE, IAE’s majority member, their subsidiaries, affiliates, stockholders, directors, officers, employees, assigns and agents, from and against any claims, suits, obligations, liabilities, damages, losses, judgments, injury, or expense (including attorneys’ fees and expenses) resulting or arising from a breach of any of the representations or covenants set forth in this Article 6, for all liabilities arising from IAE’s use of non-IAE repair procedures, parts and vendors pursuant to Section 1.2, and for all liabilities arising out of the breach of Customer’s obligations in Article 11.
7.    CHANGES
No modification of this Agreement will be binding unless agreed to in writing and signed by both Customer and IAE.
8.    TAXES AND OTHER CHARGES
[*]
9.    INVOICES AND PAYMENT
9.1    If, before completion of performance by IAE of this Agreement, or at any time thereafter, (a) Customer becomes unable or refuses to make payment to IAE in accordance with any of Customer’s obligations to IAE, (b) a receiver or trustee is appointed by a court of competent jurisdiction for any of Customer’s property, or (c) Customer becomes insolvent or makes an assignment for the benefit of creditors, or takes or attempts to take the benefit of any insolvency act, or any execution is issued pursuant to a judgment rendered against Customer, IAE may, at its option in any of such events and without prejudice to any of its other remedies, (i) immediately cease performance under this Agreement including performance of any Maintenance Services, (ii) retain possession of all goods and/or Equipment in the possession of IAE until IAE receives all payments due from Customer and/or (iii) terminate this Agreement by giving to Customer written notice of IAE’s intention so to do. IAE will thereupon be relieved of any further obligations to Customer, and Customer will reimburse IAE for its termination costs and expenses and a reasonable allowance for profit.
9.2    If IAE determines, since the date of execution of this Agreement, that there has been any material adverse change in the financial condition or business operation of Customer or any subsidiary which has a material adverse effect on the ability of Customer to perform its obligations pursuant to this Agreement, IAE may terminate or modify this Agreement in its sole discretion.
9.3    Invoices are due and payable, net cash, on the date specified on the relevant invoice (“Due Date”). So long as Customer makes payment [*], no interest will accrue on the invoice amount. If IAE does not receive payment of any amount owed by Customer within the grace period, IAE may charge interest on the overdue amount at the rate of one and [*] for each [*] or portion thereof (but not more than the maximum rate of interest allowed by applicable law), from the Due Date until the date on which IAE receives payment in full. Customer agrees that if it fails to pay when due any amount owed to IAE, Customer will also reimburse IAE for all costs that IAE incurs to collect such unpaid amount. If IAE determines that Customer’s financial condition has materially changed, or if Customer fails to pay to IAE when due any amount owed, IAE will have the right to specify alternative payment terms which will supersede the payment terms specified in this Agreement.
9.4    IAE may set off any amount that Customer owes IAE against any credits, deposits, or other amount that IAE’s majority member, or any of their subsidiaries or affiliates owes Customer. Any credits available to Customer under this Agreement shall expire [*] from the date such credit was earned, and upon expiration, any and all remaining unclaimed credits are null and void. For the purposes of this Agreement, a credit is earned on the date Customer is eligible to request the issuance of the credit and IAE becomes obligated to pay such credit. Unless stated otherwise, credits shall not be subject to escalation or interest.
NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Pratt & Whitney Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 49

10.    EXCUSABLE DELAYS
Customer will not hold IAE liable for any interruption or suspension in the provision of the goods, Equipment or Maintenance Services, or any delay or failure to perform under this Agreement when such interruption, suspension, delay or failure to perform under this Agreement results from, relates to or arises out of causes beyond IAE’s reasonable control, including without limitation (i) acts of God, acts of Government, fires, floods, epidemics, pandemics, quarantine restrictions, labor disputes, strikes, freight embargoes, riots, wars, the hostile acts of any person, acts of terrorism, compliance in good faith with any applicable foreign or domestic governmental regulation or order whether or not it proves to be invalid, litigation, court orders, or other legal or regulatory actions or unusually severe weather, or any other event or circumstance beyond the reasonable control of IAE, (ii) a delay attributable to suppliers or Customer, or (iii) an event which interferes with the performance of IAE’s obligations.
11.    EXPORT
11.1    The Parties agree to comply with any and all applicable export, import, sanctions and U.S. anti-boycott laws, regulations, orders and authorizations that apply to their respective activities and obligations set forth in this Agreement (collectively “Export Laws”), including but not limited to the International Traffic in Arms Regulations (22 CFR 120130) (“ITAR”), the Export Administration Regulations (15 CFR 730 et seq.) (“EAR”) and any regulations and orders administered by the Treasury Department's Office of Foreign Assets Control Regulations (31 CFR Chapter V). Nothing in this Agreement shall be construed as requiring a Party to perform an obligation that is noncompliant with any Export Laws. Furthermore, any Party that receives any technology, commodity, technical data, software, goods and services (including products derived from or based on such technical data) information or any other item subject to any applicable Export Laws, shall adhere to and comply with those laws, regulations, orders and authorizations.
11.2    The Parties shall use best efforts to apply for, obtain, comply with and maintain all export, re-export, and transfer authorizations, including approvals, consents, licenses, agreements, registrations and other authorizations (collectively “Export Licenses”) that are required or may be required to perform the activities and obligations set forth in this Agreement. No ITAR regulated items, technical data, or defense services will be provided without obtaining the proper authorization or Export Licenses.
11.3    Prior to the transfer of any U.S. origin technical data, item or document, controlled by the EAR or ITAR, the transferring Party shall provide to the receiving Party the Export Control Classification Number (ECCN) or the ITAR category of such technical data and shall clearly indicate such on the technical data, item or document.
11.4    The Parties to this Agreement shall not knowingly or unknowingly divert or cause to be diverted, any commodities, technical data, software, goods and services (including products derived from or based on such technical data) subject to the Export Laws to any (i) person, (ii) entity, (iii) country or (iv) any entity located or incorporated in a country, that is on any denied party list or list of sanctioned countries, pursuant to either the Export Laws or any other applicable governing regulations.
11.5    If ITAR or EAR controlled technical data or items are transferred to a U.S. entity, then that entity must only allow access to that technical data or items by the following personnel: (i) U.S. citizens, or (ii) U.S. permanent resident alien, or (iii) who have U.S. protected individual status as defined by 8 USC 1324b(a)(3), or (iv) who are working under a valid U.S. export authorization. Upon request of the transferring Party, the receiving Party shall provide appropriate documentation evidencing the aforementioned requirements.
11.6    The Parties shall not export, re-export, transfer, disclose or otherwise provide physical or electronic access to technical data controlled under the Export Laws to any person (including unauthorized third-party information technology (“IT”) service providers) not authorized to receive said technical data under existing Export Laws and/or Export Licenses.
11.7    Neither Party shall modify or divert the other Party’s technical data controlled by the Export Laws to any military application, unless (i) such Party receives advance, written authorization from the other Party and (ii) such modification or diversion is done in compliance with all applicable Export Laws. Neither Party shall modify or divert the other Party’s technical data controlled by the Export Laws to any military application or other end-use prohibited by applicable Export Laws.
NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Pratt & Whitney Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 50

11.8    Customer represents that it is aware that all sales and distribution of IAE Products, which include all tangible items and related software, technology or services (together “Products and Services”), may constitute an export, re-export, or retransfer of such Products and Services. Customer certifies that such sales and distribution will be conducted in accordance with applicable Export Laws, which may require prior approval and/or prohibit transactions with sanctioned countries/regions or designated parties/entities/individuals. Customer shall not sell, transfer, export, or re-export the Products and Services, or provide any warranty, repair, replacement, or guarantee services for end-use in Cuba, Iran, North Korea, Sudan and/or Syria.
11.9    Each Party agrees to indemnify and hold the other Party harmless against any liability arising from any breach of its obligations under this Article 11.
12.    Press Release
Either Party may issue a press release announcing that Customer has selected IAE or its designated affiliate to supply the goods and/or perform the Maintenance Services described in this Agreement. Before any press release is announced, the announcing party must receive prior written approval, which shall not be unreasonably withheld, to announce such press release from the other party.
13.    CONFIDENTIALITY
This Agreement and any technical information provided in connection with it are confidential and proprietary to IAE and Customer. Each Party agrees to limit disclosures of such confidential information only to persons who have a need to know within their own organizations, outside auditors, outside advisors, government agencies and third parties that are suppliers of IAE or participate with IAE in the manufacture, sale and support of IAE engines and propulsion systems. Should either Party be subject to a legal action or proceeding or a requirement under applicable government regulations to disclose such confidential information (“Obligated Party”), the Obligated Party shall forthwith notify the other Party, and upon the request of the other Party, shall cooperate with the other Party in contesting such disclosure.
14.    ASSIGNMENT
Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, except that: IAE may, without recourse, assign its rights and/or delegate its obligations under this Agreement to any subsidiary or affiliate of IAE’s majority member, or in connection with the merger, consolidation, reorganization, or voluntary sale or transfer of its assets. Any assignment or delegation made in contravention of this provision will be invalid.
15.     GOVERNING LAW and DISPUTE RESOLUTION
15.1    This Agreement (including any dispute relating to its existence, validity or termination) is governed by and construed and enforced in accordance with the substantive laws of the State of New York, United States of America, without regard to principles of conflicts of law. The United Nations Convention of Contracts for the International Sale of Goods shall not apply.
15.2    [*]
15.3    [*]
15.4    Each Party shall comply with all applicable U.S. laws and regulations and all obligations of both Parties are subject to compliance with such laws and regulations.
15.5    The Parties agree all controversies, disputes, claims, differences or matters that arise from this Agreement and any arbitration that arise thereof are subject to the confidentiality provisions set forth in Article 13 of these terms and conditions.
16.    SURVIVABILITY
Notwithstanding anything in this Agreement to the contrary, the following provisions shall survive the expiration or early termination of this Agreement: Article 4 (Warranties, Remedies, and Limitations); [*]; Article 6 (Representations and Covenants); Article 8 (Taxes and Other Charges); Article 9 (Invoices and Payment); Article 11 (Export); Article 13 (Confidentiality); Article 15 (Governing Law and Dispute Resolution);
NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Pratt & Whitney Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 51

and this Article 16 (Survivability). The termination or expiration of this Agreement shall not relieve either Party hereto of any obligation or liability accruing prior to the effective date of such termination or expiration. All other rights and obligations of the Parties, unless expressly provided otherwise, will cease upon termination or expiration of this Agreement.
17.    DEFINITIONS AND MISCELLANEOUS PROVISIONS
In these terms and conditions, “Agreement” means the agreement or order to which these terms and conditions are appended or in which they are incorporated by reference. Terms and conditions on Customer’s purchase orders will have no effect.
“Customer” means that entity set forth in the first paragraph of this Agreement to which these terms and conditions are appended.
“Party” shall mean either IAE or Customer, collectively, the Parties.
Captions used in this Agreement are for convenience of reference only and will not be interpreted as in any way limiting or extending the meaning of the provisions to which such captions may refer. If any provision of this Agreement is for any reason held invalid, such invalidity will not affect the validity of the remainder of the terms of this Agreement. No Party will be deemed to have waived any of its rights under this Agreement except by a written waiver signed by such Party’s authorized representative. Failure to complain of any action or inaction by the other Party or to declare the other Party in default under this Agreement, regardless of the duration of such failure, will not constitute a waiver of any of the rights of the non-defaulting Party. This Agreement constitutes the full agreement of the Parties.
NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Pratt & Whitney Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 52

ATTACHMENT 11
[*]

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Pratt & Whitney Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 53

ATTACHMENT 12
SERVICE BULLETIN LIST
[*]

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Pratt & Whitney Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 54

ATTACHMENT 13
WILLIS affiliates
WEST Engine Acquisition LLC, a limited liability company organized and existing under the laws of the State of Delaware
Willis Engine Structured Trust III, a statutory trust organized and existing under the laws of the State of Delaware
Willis Engine Structured Trust IV, a statutory trust organized and existing under the laws of the State of Delaware
Willis Engine Structured Trust V, a statutory trust organized and existing under the laws of the State of Delaware
Willis Mitsui & Co Engine Support Limited, a limited company organized and existing under the laws of Ireland
CASC Willis Lease Finance Company Limited, a Sino-foreign equity joint venture organized and existing under the laws of China (Shanghai) Pilot Free Trade Zone, People’s Republic of China
Wells Fargo Trust Company, N.A., a national banking association organized and existing under the laws of the United States of America, U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, or Bank of Utah, a corporation organized and existing under the laws of the State of Utah, in each case, not in its individual capacity but solely as Owner Trustee for the benefit of any of the foregoing.

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Pratt & Whitney Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 55

ATTACHMENT 14
LIFE LIMITED PARTS - SHOP VISIT REQUIREMENTS FOR REPLACED PARTS
[*]

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.
Pratt & Whitney Proprietary - Subject to the Restrictions on the Front Page
Willis [*] FPA (2020-NOV-24) Final                                    Page 56